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                   CONSENT OF INDEPENDENT ACCOUNTANTS
                   ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 and related Prospectus of Schroder U.S. Diversified Growth Fund, of our report dated December 17, 1999, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Schroder Capital Funds (Delaware) which includes the Schroder U.S. Diversified Growth Fund, one of its series. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in the Schroder Capital Funds (Delaware) Prospectus and Statement of Additional Information both dated March 1, 2000 which are incorporated by reference into the Registration Statement.



Boston, Massachusetts
June XX, 2000